UNITED STATES
               SECURITIES AND EXCHANGE COMMISSION
                     Washington, D.C. 20549

                          SCHEDULE 13D
                       (Amendment No. 21)*

            Under the Securities Exchange Act of 1934



                  ECOLOGY AND ENVIRONMENT, INC.
_________________________________________________________________
                        (Name of Issuer)


        Class A Common Stock  - Par Value $.01 per share
_________________________________________________________________
                 (Title of Class of Securities)


                           278878-10-3
                  ____________________________
                         (CUSIP Number)


                         Brent D. Baird
                       1350 One M&T Plaza
        Buffalo, New York  14203 (Phone: (716) 849-1484)
_________________________________________________________________
          (Name, Address and Telephone Number of Person
        Authorized to Receive Notices and Communications)


                         NOT APPLICABLE
                     _______________________
              (Date of Event which Requires Filing
                       of this Statement)


If the filing person has previously filed a statement on Schedule
13G to report the acquisition which is the subject of this
Schedule 13D, and is filing this schedule because of Rule 13d-
1(b)(3) or (4), check the following box __.


*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                          SCHEDULE 13D
                        Amendment No. 21


CUSIP NO. 278878-10-3

1.     Name of Reporting Person
       SS or IRS Identification No. of above person (optional)

       Brent D. Baird

2.     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*   (a)___
                                                           (b)_X_

3.     SEC USE ONLY

4.     SOURCE OF FUNDS*

       PF

5.     CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
       PURSUANT TO ITEMS 2(d) or 2(e)                        ____

6.     CITIZENSHIP OR PLACE OF ORGANIZATION

       U.S.A.

NUMBER OF SHARES     7.     SOLE VOTING POWER
BENEFICIALLY OWNED          10,000
BY EACH REPORTING
PERSON WITH          8.     SHARED VOTING POWER
                            -0-

                    9.      SOLE DISPOSITIVE POWER
                            10,000

                    10.     SHARED DISPOSITIVE POWER
                            -0-

11.     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
PERSON

         10,000

12.     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
        CERTAIN SHARES*                                   ____

13.     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

        0.418%

14.     TYPE OF REPORTING PERSON*

        IN
     *SEE INSTRUCTIONS BEFORE FILLING OUT!

                          SCHEDULE 13D
                        Amendment No. 21

CUSIP NO. 278878-10-3

1.     Name of Reporting Person
       SS or IRS Identification No. of above person (optional)

       The Cameron Baird Foundation

2.     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*   (a)___
                                                           (b)_X_

3.     SEC USE ONLY

4.     SOURCE OF FUNDS*

       PF

5.     CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
       PURSUANT TO ITEMS 2(d) or 2(e)                        ____

6.     CITIZENSHIP OR PLACE OF ORGANIZATION

       New York

NUMBER OF SHARES     7.     SOLE VOTING POWER
BENEFICIALLY OWNED          256,200
BY EACH REPORTING
PERSON WITH          8.     SHARED VOTING POWER
                           -0-

                    9.      SOLE DISPOSITIVE POWER
                            256,200

                    10.     SHARED DISPOSITIVE POWER
                            -0-

11.     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
PERSON

         256,200

12.     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
        CERTAIN SHARES*                                   ____

13.     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

        10.708%

14.     TYPE OF REPORTING PERSON*

          OO
     *SEE INSTRUCTIONS BEFORE FILLING OUT!

                          SCHEDULE 13D
                        Amendment No. 21

CUSIP NO. 278878-10-3

1.     Name of Reporting Person
       SS or IRS Identification No. of above person (optional)

       First Carolina Investors, Inc.

2.     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*   (a)___
                                                           (b)_X_

3.     SEC USE ONLY

4.     SOURCE OF FUNDS*

       WC

5.     CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
       PURSUANT TO ITEMS 2(d) or 2(e)                        ____

6.     CITIZENSHIP OR PLACE OF ORGANIZATION

       Delaware

NUMBER OF SHARES     7.     SOLE VOTING POWER
BENEFICIALLY OWNED          399,300
BY EACH REPORTING
PERSON WITH          8.     SHARED VOTING POWER
                           -0-

                    9.      SOLE DISPOSITIVE POWER
                            399,300

                    10.     SHARED DISPOSITIVE POWER
                            -0-

11.     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
PERSON

         399,300

12.     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
        CERTAIN SHARES*                                   ____

13.     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

        16.689%

14.     TYPE OF REPORTING PERSON*

          CO
     *SEE INSTRUCTIONS BEFORE FILLING OUT!

                          SCHEDULE 13D
                        Amendment No. 21

CUSIP NO. 278878-10-3

1.     Name of Reporting Person
       SS or IRS Identification No. of above person (optional)

       Bridget B. Baird, Successor Trustee

2.     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*   (a)___
                                                           (b)_X_

3.     SEC USE ONLY

4.     SOURCE OF FUNDS*

       PF

5.     CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
       PURSUANT TO ITEMS 2(d) or 2(e)                        ____

6.     CITIZENSHIP OR PLACE OF ORGANIZATION

       U.S.A.

NUMBER OF SHARES     7.     SOLE VOTING POWER
BENEFICIALLY OWNED          26,900
BY EACH REPORTING
PERSON WITH          8.     SHARED VOTING POWER
                           -0-

                    9.      SOLE DISPOSITIVE POWER
                            26,900

                    10.     SHARED DISPOSITIVE POWER
                            -0-

11.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
PERSON

      26,900

12.     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
        CERTAIN SHARES*                                   ____

13.     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

        1.124%

14.     TYPE OF REPORTING PERSON*

        IN, OO
     *SEE INSTRUCTIONS BEFORE FILLING OUT!

                          SCHEDULE 13D
                        Amendment No. 21

CUSIP NO. 278878-10-3

1.     Name of Reporting Person
       SS or IRS Identification No. of above person (optional)

       Bridget B. Baird, individually

2.     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*   (a)___
                                                           (b)_X_

3.     SEC USE ONLY

4.     SOURCE OF FUNDS*

       PF

5.     CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
       PURSUANT TO ITEMS 2(d) or 2(e)                        ____

6.     CITIZENSHIP OR PLACE OF ORGANIZATION

       U.S.A.

NUMBER OF SHARES     7.     SOLE VOTING POWER
BENEFICIALLY OWNED          10,000
BY EACH REPORTING
PERSON WITH          8.     SHARED VOTING POWER
                           -0-

                    9.      SOLE DISPOSITIVE POWER
                            10,000

                    10.     SHARED DISPOSITIVE POWER
                            -0-

11.     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
PERSON

        10,000

12.     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
        CERTAIN SHARES*                                   ____

13.     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

        0.418%

14.     TYPE OF REPORTING PERSON*

        IN
     *SEE INSTRUCTIONS BEFORE FILLING OUT!

                          SCHEDULE 13D
                        Amendment No. 21

CUSIP NO. 278878-10-3

1.     Name of Reporting Person
       SS or IRS Identification No. of above person (optional)

       Alexis B. Baird

2.     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*   (a)___
                                                           (b)_X_

3.     SEC USE ONLY

4.     SOURCE OF FUNDS*

       PF

5.     CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
       PURSUANT TO ITEMS 2(d) or 2(e)                        ____

6.     CITIZENSHIP OR PLACE OF ORGANIZATION

       U.S.A.

NUMBER OF SHARES     7.     SOLE VOTING POWER
BENEFICIALLY OWNED         2,500
BY EACH REPORTING
PERSON WITH          8.     SHARED VOTING POWER
                           -0-

                    9.      SOLE DISPOSITIVE POWER
                            2,500

                    10.     SHARED DISPOSITIVE POWER
                            -0-

11.     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
PERSON

         2,500

12.     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
        CERTAIN SHARES*                                   ____

13.     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

        0.104%

14.     TYPE OF REPORTING PERSON*

          IN
     *SEE INSTRUCTIONS BEFORE FILLING OUT!

                          SCHEDULE 13D
                        Amendment No. 21

CUSIP NO. 278878-10-3

1.     Name of Reporting Person
       SS or IRS Identification No. of above person (optional)

       Bridget B. Baird, as Custodian for Cameron B. Blevins

2.     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*   (a)___
                                                           (b)_X_

3.     SEC USE ONLY

4.     SOURCE OF FUNDS*

       PF

5.     CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
       PURSUANT TO ITEMS 2(d) or 2(e)                        ____

6.     CITIZENSHIP OR PLACE OF ORGANIZATION

       U.S.A.

NUMBER OF SHARES     7.     SOLE VOTING POWER
BENEFICIALLY OWNED         2,500
BY EACH REPORTING
PERSON WITH          8.     SHARED VOTING POWER
                           -0-

                    9.      SOLE DISPOSITIVE POWER
                            2,500

                    10.     SHARED DISPOSITIVE POWER
                            -0-

11.     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
PERSON

         2,500

12.     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
        CERTAIN SHARES*                                   ____

13.     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

        0.104%

14.     TYPE OF REPORTING PERSON*

          IN
     *SEE INSTRUCTIONS BEFORE FILLING OUT!

                          SCHEDULE 13D
                        Amendment No. 21


CUSIP NO. 278878-10-3

1.     Name of Reporting Person
       SS or IRS Identification No. of above person (optional)

       Jane D. Baird

2.     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*   (a)___
                                                           (b)_X_

3.     SEC USE ONLY

4.     SOURCE OF FUNDS*

       PF

5.     CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
       PURSUANT TO ITEMS 2(d) or 2(e)                        ____

6.     CITIZENSHIP OR PLACE OF ORGANIZATION

       U.S.A.

NUMBER OF SHARES     7.     SOLE VOTING POWER
BENEFICIALLY OWNED          14,100
BY EACH REPORTING
PERSON WITH          8.     SHARED VOTING POWER
                            -0-

                    9.      SOLE DISPOSITIVE POWER
                            14,100

                    10.     SHARED DISPOSITIVE POWER
                            -0-

11.     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
PERSON

         14,100

12.     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
        CERTAIN SHARES*                                   ____

13.     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

        0.589%

14.     TYPE OF REPORTING PERSON*

       IN
     *SEE INSTRUCTIONS BEFORE FILLING OUT!

                          SCHEDULE 13D
                        Amendment No. 21

INTRODUCTION

       The acquisition of shares ("Shares") of Class A Common Stock of the Issuer was previously reported by the Reporting Persons in Schedule 13D, as amended. The purpose of this
Schedule 13D Amendment No. 21 is to update the ownership of the Shares by the Reporting Persons. The number of Shares of Class A common stock now held by the Reporting Persons is 721,500 Shares.

        The Cover Pages for the Reporting Persons are hereby amended as shown in this Amendment No. 21. Item 5 is hereby amended as shown in this Amendment No. 21. All other Items remain unchanged from the previous filings of Schedule 13D, as amended.


          NOTE: THE EXECUTION AND SUBMISSION OF THIS STATEMENT BY THE REPORTING PERSONS SHALL NOT BE CONSTRUED AS A STATEMENT OR ADMISSION THAT THE REPORTING PERSONS (I) ARE ACTING AS A GROUP IN THE ACQUISITION OF THE SHARES, (II) COLLECTIVELY CONSTITUTE A "PERSON" WITHIN THE MEANING OF
     SECTION 13(D)(3) OF THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED (THE "ACT"), OR (III) FOR THE PURPOSES OF SECTION 13(D) OF THE ACT, ARE THE BENEFICIAL OWNERS OF ANY SHARES OTHER THAN THE SHARES IN WHICH EACH PERSON IS SPECIFICALLY IDENTIFIED IN THIS STATEMENT TO HAVE A BENEFICIAL INTEREST.

ITEM 5. INTEREST IN SECURITIES OF THE ISSUER.

Item 5 is hereby amended to read as follows:

(a) The Reporting Persons hereby report beneficial ownership, in the manner hereinafter described, of 721,500 Shares of Class A common stock:

                                                Percentage of
                                   Number Of      Outstanding
Shares Held in the Name of            Shares     Security (1)


Brent D. Baird                        10,000           0.418%

The Cameron Baird
Foundation                           256,200          10.708%

First Carolina Investors,            399,300          16.689%
Inc.

Bridget B. Baird, Successor
Trustee (2)                           26,900           1.124%

Bridget B. Baird,
Individually                          10,000           0.418%

Alexis B. Baird (3)                    2,500           0.104%

Bridget B. Baird, Custodian
for Cameron B. Blevins (4)             2,500           0.104%

Jane D. Baird                         14,100           0.589%
                                     _______           ______
                      TOTAL          721,500          30.154%


     (1) The foregoing percentages assume that the number of Class A Common Shares of the Issuer outstanding is
          2,392,645 Shares.

     (2)  The income beneficiary of said trust is Jane D. Baird.
          The remainder beneficiaries of said trust are the issue of Jane D. Baird.

     (3)  Formerly held by Bridget B. Baird, as Custodian for
          Alexis B. Baird.

     (4)  Cameron B. Blevins is a minor child of Bridget B.
          Baird.

(b) For each person named in paragraph (a), that person has sole voting and sole dispositive power over the Shares enumerated in paragraph (a).

(c)     Not applicable.

(d)     Not applicable

(e)     Not applicable

                           SIGNATURES

     After reasonable inquiry and to the best of our knowledge and belief, we certify that the information set forth in this statement is true, complete and correct.


DATED this 4th day of December, 2003.


Brent D. Baird; Bridget B. Baird, individually, as Successor
Trustee and as Custodian for Cameron B. Blevins; Alexis B.
Baird; and Jane D. Baird


By: s/Brian D. Baird
    Brian D. Baird, as attorney-in-fact


THE CAMERON BAIRD FOUNDATION

By:  s/Brian D. Baird
     Brian D. Baird, Trustee


FIRST CAROLINA INVESTORS, INC.

By:  s/Brent D. Baird
     Brent D. Baird, President